----------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------

                                    FORM 8-K


                                 Current Report
                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)         April 24, 2000
                                                --------------------------------

                          United Investors Realty Trust
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

            Texas                       001-13915             76-0265701
-------------------------------       ------------        ----------------------
(State or other jurisdiction of        (Commission            (IRS Employer
 incorporation or organization)        File Number)         Identification No.)

      5847 San Felipe, Suite 850
              Houston, TX                         77057
---------------------------------------       ------------
(Address of principal executive offices)       (Zip Code)

Registrant's telephone number, including area code:    (713) 781-2860
                                                      ----------------

                                      N.A.
         -------------------------------------------------------------
         (Former name or former address, if changed since last report)

Item 5.   OTHER EVENTS

On May 5, 2000, United Investors Realty Trust (the "Company") issued the Press Release attached as Exhibit 99.1 to this Current Report Form 8-K.

Item  7.    Financial Statements, Proforma Financial Statements and Exhibits.

(c)       Exhibits.

                    EXHIBIT NO.    DESCRIPTION
                    99.1           Press Release, dated May 5, 2000


                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                          UNITED INVESTORS REALTY TRUST


 Dated:  May 12, 2000       By: /s/ R. Steven Hamner
                           -------------------------
                            R. Steven Hamner
                            Vice President, Chief Financial Officer



                                 EXHIBIT INDEX

                    EXHIBIT NO.    DESCRIPTION
                    99.1           Press Release, dated May 5, 2000

United Investors Realty Trust Discloses Terminated Strategic Talks; Announces Third Quarter Dividend

HOUSTON--(BUSINESS WIRE)--May 5, 2000--United Investors Realty Trust (Nasdaq:UIRT)(PCX:UIR), a Houston-based real estate investment trust (REIT), today disclosed that it has terminated discussions with an outside group of investors that had expressed an interest in acquiring the company. The investment group, which was not named, had indicated that it was prepared to offer $6.50 per share for all of UIRT's outstanding common shares of beneficial interest.

Robert W. Scharar, UIRT's chairman and chief executive officer, described the discussions that had recently taken place, "Initially, the group was exploring the possibility of making a significant, but non-controlling investment in UIRT. We have spent several months reviewing our property values and our operations with this group, and recently they agreed with our belief that the values were greater than $6.50 per share. We were quite surprised, then, when they indicated that if they would make an offer, it would be for all of the Company, and that it would be at such a low level; therefore our Board of Trust Managers found it appropriate to terminate our discussions."

Scharar went on to note that UIRT's Board does not believe that a sale of the Company at a discounted value is in the best interests of its shareholders. "The fact is that there are plenty of groups to whom we could sell out at a discount to what we believe is fair value. Even at a price that may reflect a premium to the current stock market valuation, we believe our shareholders are better served by allowing us to capture the fair value of our real estate for them. The goal of our Board is to deliver as much of that value as possible to all of our shareholders."

Separately, Scharar noted that UIRT continues to make progress on its previously disclosed capital recycling plans. "One of the properties we hope to sell is expected to close within a couple of weeks. Also, we recently started construction of our FishHawk Shopping Center in Tampa, and we have completed most of the exterior work on our new McMinn Center. We also started development of a 7,000 square foot building on our last parcel of land at the Market at First Colony in Houston."

Scharar also pointed out that UIRT's bank lender continues to fund projects, including the FishHawk development, while an amended credit agreement is negotiated. "We are not in default of our agreement," said Scharar. "We have asked the bank, and they have indicated a willingness to, modify the amount of leverage we can have at any one time. Our leverage limit is based on our rental revenues, which have declined as a result of our decisions to redevelop some of our space and a couple of unexpected tenant bankruptcies. Absent these conditions, which we believe are temporary, we would not need any adjustment to the bank's leverage limit and presently, we do not anticipate the short-term need for additional borrowings."

UIRT's previously announced share repurchase of up to 1,000,000 shares has been delayed because of the strategic discussions with the investment group. Trust Managers have reaffirmed the program and the Company expects to begin buying shares in the open market and in privately negotiated transactions in the near future. Scharar explained that share repurchases are expected to be an important part of the Company's capital recycling program, and concluded, "With these distractions now behind us, our Board is optimistic that our plans will continue to succeed, and that we will be able to realize greater value for our shareholders." UIRT's Board of Trust Managers also announced that the next regular quarterly dividend of $0.215 per common share will be paid on July 21, 2000 to shareholders of record as of July 7.

    About United Investors Realty Trust

United Investors Realty Trust is a Houston-based real estate investment trust and owns 28 neighborhood and community shopping centers. These centers include approximately 3,100,000 square feet of gross leaseable area of which grocery store operators and third parties own approximately 737,000 square feet. Of the Company's properties, 19 are located in Texas (including eight in Houston and six in Dallas). The remaining properties are located in Arizona (three), Florida
(four), and Tennessee (two). The Company's common shares of beneficial interest trade on the NASDAQ National Market System under the ticker symbol "UIRT," and on the Pacific Stock Exchange under the symbol "UIR."

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding United Investors Realty Trust's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. Examples of such risks and uncertainties include, but are not limited to, changes in interest rates, increased competition for acquisition of new properties, unanticipated expenses and delays in acquiring or developing properties, inability to obtain capital, failure to complete pending property dispositions, inability to develop effective strategic option, changes in occupancy rates and the financial strength of tenants in the Company's centers, and regional, local, and national economic and business conditions.

CONTACT: United Investors Realty Trust, Houston
R. Steven Hamner, 713/260-1443